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October 18, 2019

Board of Trustees

TIAA-CREF Funds

730 Third Avenue

New York, New York 10017

Board of Directors

Nuveen Strategy Funds, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to each of the funds identified on Schedule A as a target fund (each, a “Target Fund”), each a separate series of Nuveen Strategy Funds, Inc., a Minnesota corporation (the “Target Corporation”), and to each of the funds identified on Schedule A as an acquiring fund (each, an “Acquiring Fund”), each a separate series of TIAA-CREF Funds, a Delaware statutory trust (the “Acquiring Trust”), and to the holders of shares of voting stock (the “Target Fund Shares”) in each Target Fund (the “Target Fund Shareholders”), in connection with the proposed transfer of all of the properties of each Target Fund to the corresponding Acquiring Fund in exchange solely for voting shares of beneficial interest of the corresponding Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of all liabilities of each Target Fund by the corresponding Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by each Target Fund in complete liquidation and termination of each Target Fund (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of October 18, 2019, executed by Target Corporation on behalf of each Target Fund and by Acquiring Trust on behalf of each Acquiring Fund.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Acquiring Trust on behalf of each Acquiring Fund, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Target Corporation on behalf of each Target Fund, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan referred to above.

Based upon the foregoing, it is our opinion that for federal income tax purposes, with respect to each Target Fund and each corresponding Acquiring Fund:

1.

The acquisition by an Acquiring Fund of all of the properties of the corresponding Target Fund in exchange solely for applicable Acquiring Fund Shares and the assumption of all liabilities of such Target Fund by the corresponding Acquiring Fund followed by the distribution of Acquiring Fund Shares to the applicable Target Fund Shareholders in exchange for their Target Fund Shares in complete liquidation and termination of such Target Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2.

The Target Fund will not recognize gain or loss upon the transfer of its assets to the corresponding Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of such Target Fund, except that the Target Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3.	The Target Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by such Target Fund in the applicable Reorganization.

4.

The Acquiring Fund will recognize no gain or loss upon receiving the properties of the corresponding Target Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of the Target Fund.

5.

The adjusted basis to the Acquiring Fund of the properties of the corresponding Target Fund received by such Acquiring Fund in the applicable Reorganization will be the same as the adjusted basis of those properties in the hands of the corresponding Target Fund immediately before the exchange.

6.

The Acquiring Fund’s holding periods with respect to the properties of the corresponding Target Fund that the Acquiring Fund acquires in the applicable Reorganization will include the respective periods for which those properties were held by the corresponding Target Fund (except where investment activities of an Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.	The Target Fund Shareholders will recognize no gain or loss upon receiving the applicable Acquiring Fund Shares solely in exchange for Target Fund Shares.

8.

The aggregate basis of the Acquiring Fund Shares received by a Target Fund Shareholder in a Reorganization will be the same as the aggregate basis of Target Fund Shares surrendered by the Target Fund Shareholder in exchange therefor.

9.	A Target Fund Shareholder’s holding period for the applicable Acquiring Fund Shares received by the Target Fund Shareholder in the applicable Reorganization will include the holding period during which the Target Fund Shareholder held Target Fund Shares surrendered in exchange therefor, provided that the Target Fund Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

SCHEDULE A

THE TARGET FUNDS (each Target Fund is a series of Nuveen Strategy Funds, Inc., a Minnesota corporation)	THE ACQUIRING FUNDS (each Acquiring Fund is a series of TIAA-CREF Funds, a Delaware statutory trust)
Nuveen Strategy Conservative Allocation Fund	TIAA-CREF Lifestyle Conservative Fund
Nuveen Strategy Balanced Allocation Fund	TIAA-CREF Lifestyle Moderate Fund
Nuveen Strategy Growth Allocation Fund	TIAA-CREF Lifestyle Growth Fund
Nuveen Strategy Aggressive Growth Allocation Fund	TIAA-CREF Lifestyle Aggressive Growth Fund